Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services ("0IG-HHS"), the TRICARE Management Activity ("TMA"), the United States Office of Personnel Management ("OPM"), the United States Department of Veterans Affairs ("VA"), and Office of Workers' Compensation Programs of the United States Department of Labor ("DOL-OWCP") (collectively "the United States"); Kevin J. Ryan ("Relator"); and TranS1, Inc., now known as Baxano Surgical, Inc., ("TranS1"), through their authorized representatives. Collectively, all of the above will be referred to as "the Parties."

RECITALS

A.           TranS1 is a Delaware corporation headquartered in Raleigh, North Carolina. At all relevant times herein, TranS1 developed, manufactured, distributed, marketed, and sold medical devices in the United States, including devices sold under the trade name of AxiaLIF® that are cleared by the United States Food and Drug Administration (FDA) for use in axial lumbar interbody fusion (AxiaLIF), a minimally-invasive surgical technique that was developed as an alternative to traditional open and invasive surgical techniques such as anterior lumbar interbody fusion (ALIF). Unlike the ALIT procedure in which surgeons typically access the lower spine through the abdomen, the AxiaLIF procedure entails accessing the lower spine through an approximately 1-inch incision next to the tailbone. Effective May 31, 2013, TranS1 reorganized and changed its name to Baxano Surgical, Inc. Baxano Surgical, Inc. is the corporate successor to TranS1, and it agrees that Baxano has assumed all liabilities and obligations arising under this Agreement.

B.           On April 21, 2011, Relator filed a qui tam action in the United States District Court for the District of Maryland captioned United States ex rel. Ryan v. TranS1, Inc., Civil No. MJG 11-1041 (D. Md.), pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the Civil Action).

C.           The United States contends that TranS1 submitted or caused to be submitted claims for payment to the Medicare Program ("Medicare"), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1, and to the Medicaid Program ("Medicaid"), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v. The United States further alleges that TranS1 caused claims for payment of AxiaLIF to be submitted to the TRICARE program, 10 U.S.C. §§ 1071-1110b; the Federal Employees Health Benefits Program ("FEHBP"), 5 U.S.C. §§ 8901-8914; the following DOL-OWCP programs: the Federal Employees' Compensation Act ("FECA"), 5 U.S.C. § 8101 et seq.; and caused purchases of AxiaLIF by the VA, 38 U.S.C. §§ 1701-1743 (collectively, the "Other Federal Health Care Programs").

D.           The United States contends that it has certain civil claims, as specified in Paragraph 5, below, against TranS1 for engaging in the following conduct during the period January 1, 2008 through September 30, 2011 (hereinafter referred to as the "Covered Conduct"):

(1) TranS1 knowingly caused providers to submit claims for minimally-invasive AxiaLIF procedures using incorrect diagnosis or procedure codes, including codes intended for invasive ALIF procedures, such as 22558, or for unlisted spine procedures, 22899, which in some cases resulted in providers receiving greater reimbursement than that to which they were entitled; (2) TranS1 knowingly offered and paid illegal remuneration to certain physician providers for participating in speaker programs and consultant meetings in a manner intended to induce them to use TranS1 products in violation of the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); and (3) TranS1 knowingly promoted the sale and use of axial lumbar interbody fusion devices for uses that were not approved or cleared by FDA, including in certain spine procedures involving complex deformity affecting vertebral levels other than the levels for which AxiaLIF is FDA-cleared. Some of these uses were not reasonable and necessary for the diagnosis or treatment of an illness or injury, contrary to 42 U.S.C. § 1395y(a)(1)(A), and thus were not covered by Medicare, Medicaid, or the Other Federal Health Care Programs.

As a result of the foregoing conduct, the Government alleges that TranS1 knowingly caused false or fraudulent claims to be submitted to, or caused purchases by, Medicare, Medicaid, and the Other Federal Health Care Programs.

E.           This Settlement Agreement is made in compromise of disputed claims. This Settlement Agreement is neither an admission of liability by TranS1 nor a concession by the United States that its claims are not well founded. TranS1 expressly denies the allegations of the United States and Relator set forth herein and in the Civil Action.

F.           TranS1 has entered or will be entering into a separate settlement agreement with the state of North Carolina in settlement of the Covered Conduct under which North Carolina's claims are released.

G.           Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relator's reasonable expenses, attorneys' fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.          TranS1 shall pay to the United States the sum $6,000,000 (the "Settlement Amount"), plus interest accrued thereon at the rate of 2% per annum from February 11, 2013, and continuing until and including the day before the final payment is made under this Agreement. On the Effective Date of this Agreement, this sum shall constitute a debt due and immediately owing to the United States. The Settlement Amount shall be paid as follows;

a.           TranS1 shall pay to the United States the Settlement Amount plus interest accrued thereon at the rate of 2% per annum, in accordance with the payment schedule attached hereto as Exhibit A. Within seven (7) days after the Effective Date cif this Agreement, TranS1 shall pay the United States the initial fixed payment in the amount of $546,027.40 and thereafter make principal payments with interest according to the schedule in Exhibit A.

b.           All payments set forth in Paragraph 1(a) shall be made to the United States by electronic funds transfer pursuant to written instructions to be provided by the Department of Justice. The entire balance of the Settlement Amount, or any portion thereof, plus any interest accrued on the principal as of the date of any prepayment, may be prepaid without penalty.

2.          In the event that TranS1 fails to pay the Settlement Amount as provided in Paragraph 1 and Exhibit A, within seven (7) calendar days of the date upon which each such payment is clue, TranS1 shall be in Default of its payment obligations ("Default"). The United States will provide a written Notice of Default, and TranS1 shall have an opportunity to cure such Default within seven (7) calendar days from the date of receipt of the Notice of Default. Notice of Default will be delivered to Peter Spivack, Esq., Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004, or to such other representative as TranS1 shall designate in advance in writing. If TranS1 fails to cure the Default within seven (7) calendar days of receiving the Notice of Default, the remaining unpaid balance of the Settlement Amount shall become immediately due and payable, and interest on TranS1's share shall thereafter accrue at the rate of 12% per annum, compounded daily from the date of Default, on the remaining unpaid total (principal and interest balance). TranS1 shall upon execution of this Settlement Agreement enter into a Consent Judgment. The United States, at its sole discretion, may

(a)          offset the remaining unpaid balance from any amounts due and owing to TranS1 by any department, agency, or agent of the United States at the time of the Default; or

(b)          exercise any other rights granted by law or in equity, including the option of referring such matters for private collection. TranS1 agrees not to contest any offset imposed and not to contest any collection action undertaken by the United States pursuant to this Paragraph, either administratively or in any state or federal court, except on the grounds of actual payment to the United States. At its sole option, the United States alternatively may rescind this Agreement and pursue the Civil Action or bring any civil and/or administrative claim, action, or proceeding against TranS1 for the claims that would otherwise be covered by the releases provided in Paragraphs 5 — 10, below. In the event that the United States opts to rescind this Agreement pursuant to this Paragraph, TranS1 agrees not to plead, argue, or otherwise raise any defenses of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims that are (a) filed by the United States against TranS1 within 120 days of written notification that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on or before April 21, 2011.

3.          Conditioned upon the United States receiving the initial fixed payment in the amount of $546,027.40 from TranS1, as described in Paragraph I .a, above, and as soon as feasible after receipt, the United States shall pay $92,824.61 to Relator by electronic funds transfer. Contingent upon the United States receiving each additional payment from TranS1 identified in the schedule in Exhibit A, as soon as feasible after receipt of each payment, the United States agrees to make the corresponding additional payment to Relator according to the schedule in Exhibit A.

4.          TranS1 has entered or will be entering into a separate settlement agreement with Relator under which Relator will release all claims arising under 31 U.S.C. § 3730(d) for expenses and attorney's fees and costs arising from the filing of the Civil Action.

5.          Subject to the exceptions in Paragraph 11 (concerning excluded claims) below, and conditioned upon TranS1's full payment of the Settlement Amount, and subject to Paragraph 21, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States releases TranS1, together with its current or former direct or indirect parent and member corporations; direct and indirect subsidiaries; direct or indirect brother or sister corporations; divisions; current or former owners; and officers, directors, employees, and affiliates; and the successors and assignees of any of them, from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision creating a cause of action for civil damages or civil penalties for which the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part 0, Subpart I, 0.45(d); or the common law theories of payment by mistake, disgorgement, unjust enrichment, and fraud.

6.          Subject to the exceptions in Paragraph 11 below, and conditioned upon TranS1's full payment of the Settlement Amount, and subject to Paragraph 21, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, releases TranS1, together with its current or former direct or indirect parent and member corporations; direct and indirect subsidiaries; direct or indirect brother or sister corporations; divisions; current or former owners; and officers, directors, employees, and affiliates; and the successors and assignees of any of them, from any civil monetary claim the relator has on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729- 3733.

7.          In consideration of the obligations of TranS1 in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and TranS1, and conditioned upon TranS1 's full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(0) against TranS1 under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 11 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude TranS1 from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 11, below.

8.          In consideration of the obligations of TranS1 set forth in this Agreement, and conditioned upon TranS1's full payment of the Settlement Amount, TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against TranS1 under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph 11 (concerning excluded claims), below, and as reserved in this Paragraph. TMA expressly reserves authority to exclude TranS1 from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 11, below.

9.          In consideration of the obligations of TranS1 in this Agreement, and conditioned upon TranS1's full payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action against TranS1 under 5 U.S.C. § 8902a or 5 C.F.R. Part 970 for the Covered Conduct, except as reserved in Paragraph 11 (concerning excluded claims), below and except if required by 5 U.S.C. § 8902a(b). Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 11, below.

10.         In consideration of the obligations of TranS1 in this Agreement, and conditioned upon TranS1's full payment of the Settlement Amount, DOL-OWCP agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion and debarment from the FECA program against TranS1 under 20 C.F.R. § 10.815 for the Covered Conduct, except as reserved in Paragraph 11 (concerning excluded claims), below and except if excluded by the OIG-1-11-IS pursuant to 42 U.S.C. § 1320a-7(a). Nothing in this Paragraph precludes the OWCP of the DOL from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 11, below.

11.         Notwithstanding the releases given in Paragraphs 5 — 10 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g.	Any liability for failure to deliver goods or services due; and

h.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

12.         Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Relator expressly waives the opportunity for a hearing on any objections to the Settlement Agreement pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator's receipt of the payments described in Paragraph 3, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

13.         Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, releases TranS1, and its officers, agents, and employees, from any liability to Relator arising from the filing of the Civil Action, or under 31 U.S.C. § 3730(d) for expenses or attorney's fees and costs.

14.         In consideration of the obligations of Relator set forth in this Agreement, TranS1 for itself and for its partners, heirs, successors, transferees, attorneys, agents and assigns, releases Relator from any and all liability, claims, demands, actions or causes of action whatsoever, known or unknown, fixed or contingent, in law or in equity, in contract or in tort, under any federal or state statute or regulation or at common law or that it otherwise would have standing to bring against Relator.

15.         TranS1 waives and shall not assert any defenses TranS1 may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

16.         TranS1 fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney's fees, costs, and expenses of every kind and however denominated) that TranS1 has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States' investigation and prosecution thereof.

17.         The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier), TRICARE or FEHBP carrier or payer, or any state or federal payer, related to the Covered Conduct; and TranS1 agrees not to resubmit to any Medicare contractor, TRICARE or FEHBP carrier or payer, or any state or federal payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

18.         TranS1 agrees to the following:

a.           Unallowable Costs Defined; All costs (as defined in the Federal

Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of TranS1, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

(2)	the United States' audit(s) and civil and criminal investigations of the matters covered by this Agreement;

(3)	TranS1's investigation, defense, and corrective actions undertaken in response to the United States' audit(s) and civil and criminal investigations in connection with the matters covered by this Agreement (including attorney's fees);

(4)	the negotiation and performance of this Agreement;

(5)	the payment TranS1 makes to the United States pursuant to this Agreement and any payments that TranS1 may make to Relator, including costs and attorney's fees; and

(6)	the negotiation of, and obligations undertaken pursuant to the CIA to:

(a)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(b)          prepare and submit reports to the OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs).

b.           Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by TranS1, and TranS1 shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by TranS1 or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.           Treatment of Unallowable Costs Previously Submitted for Payment: TranS1 further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by TranS1 or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. TranS1 agrees that the United States, at a minimum, shall be entitled to recoup from TranS1 any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by TranS1 or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on TranS1 or any of its subsidiaries or affiliates' cost reports, cost statements, or information reports.

d.           Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine TranS1's books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

19.         This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 20 (waiver for beneficiaries paragraph), below.

20.         TranS1 agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims defined as Covered Conduct.

21.         TranS1 warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to TranS1, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which TranS1 was or became indebted to on or after the date of this transfer, within the meaning of I 1 U.S.C. § 548(a)(1).

22.         If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, TranS1 commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of TranS1's debts, or seeking to adjudicate TranS1 as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for TranS1 or for all or any substantial part of TranS1's assets, TranS1 agrees as follows:

a.           TranS1's obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and TranS1 shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) TranS1's obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) TranS1 was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to TranS1.

b.           If TranS1's obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against TranS1 for the claims that would otherwise be covered by the releases provided in Paragraphs 5 —10, above. TranS1 agrees that (i) any such claims, actions, or proceedings brought by the United States are not subject to an "automatic stay" pursuant to II U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and TranS1 shall not argue or otherwise contend that the United States' claims, actions, or proceedings are subject to an automatic stay; (ii) TranS1 shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 120 calendar days of written notification to TranS1 that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on April 21, 2011; and (iii) the United States has a valid claim against TranS1 in the amount of $17,250,000, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

c.           TranS1 acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

23.         On the effective date of this Agreement or any date thereafter the United States shall file in the Civil Action a Notice of Intervention as to the Covered Conduct. Upon receipt of the initial fixed payment in the amount of $546,027.40 from TranS1, as described in Paragraph I.a, above, the United States and the Relator shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal as follows:

a.           The stipulation of dismissal shall be subject to the terms and conditions of this Agreement. The dismissal shall be with prejudice as to the United States' and Relator's claims as to the Covered Conduct;

b.           The stipulation of dismissal shall be without prejudice as to the United States and with prejudice as to Relator as to all other allegations set forth in the Civil Action.

24.         Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

25.         Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

26.         This Agreement is governed by the laws of the United States, The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Maryland. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

27.         This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

28.         The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

29.         This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

30.         This Agreement is binding on TranS1's successors, transferees, heirs, and assigns.

31.         This Agreement is binding on Relator's successors, transferees, heirs, and assigns.

32.         All parties consent to the United States' disclosure of this Agreement, and information about this Agreement, to the public.

33.         This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED:	June 28, 2013	BY:	/s/ Thomas Corcoran
THOMAS CORCORAN
THOMAS H. BARNARD
Assistant United States Attorneys Office of the United States Attorney for the District of Maryland

DATED:	June 26, 2013	BY:	/s/ Colin M. Huntley
COLIN M. HUNTLEY
Trial Attorney
Commercial Litigation Branch Civil Division
United States Department of Justice

DATED:	June 24, 2013	BY:	/s/ Robert K. DeConti
ROBERT K. DECONTI
Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General
U,S. Department of Health and Human Services

DATED: June 24, 2013

BY: /s/ Bryan T. Wheeler

BRYAN T. WHEELER

Associate General Counsel for PAUL J. HUTTER General Counsel

TRICARE Management Activity United States Department of Defense

DATED: June 25, 2013

BY: /s/ Shirley R. Patterson

SHIRLEY R. PATTERSON

Assistant Director for Federal Employee Insurance Operations

United States Office of Personnel Management

DATED: June 25, 2013

BY: /s/ David Cope

DAVID COPE Debarring Official

Office of the Assistant Inspector General for Legal Affairs United States Office of Personnel

DATED: June 24, 2013

BY: /s/ Julia Tritz

JULIA TRITZ

Acting Deputy Director, Division of Federal Employees' Compensation

Office of Workers' Compensation Programs United States Department of Labor

TRANS1, INC.

DATED:	June 27, 2013	BY:	/s/ Ken Reali
KEN REALI
President & Chief Executive Officer

On Behalf of TranS1, Inc., now known as Baxano Surgical, Inc.

DATED:	June 28, 2013	BY:	/s/ Peter S. Spivack
PETER S. SPIVACK, ESQ. Hogan Lovells US LLP

Counsel to TranS1, Inc., now known as Baxano Surgical, Inc.

RELATOR

DATED:	June 24, 2013	BY:	KEVIN J. RYAN

Relator

DATED:	June 26, 2013	BY:	JAY P . HOLLAND, ESQ. VERONICA NANNIS, ESQ. Joseph, Greenwald & Luke., P.A.
Counsel to Relator Kevin J. Ryan

EXHIBIT A

Payment Date	Payment	Interest	Principal	Balance Owed
				$6,000,000.00
July 1, 2013	$546,027.40	$46,027.40	$500,000.00	$5,500,000.00
October 1, 2013	$703,058.76	$27,500.00	$675,558.76	$4,824,441.24
January 2, 2014	$703,058.76	$24,122.21	$678,936.55	$4,145,504.70
April 1, 2014	$703,058.76	$20,727.52	$682,331.24	$3,463,173.46
July 1, 2014	$703,058.76	$17,315.87	$685,742.89	$2,777,430.57
October 1, 2014	$703,058.76	$13,887.15	$689,171.61	$2,088,258.96
January 2, 2015	$703,058.76	$10,441.29	$692,617.47	$1,395,641.50
April 1, 2015	$703,058.76	$6,978.21	$696,080.55	$699,560.95
July 1, 2015	$703,058.75	$3,497.80	$699,560.95	$0.00
Total	$6,170,497.45	$170,497.45	$6,000,000.00